Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:

Gregory S. Skinner

Vice President Finance and CFO

(650) 261-3677

Landec Corporation Reports Fiscal Fourth Quarter and Full Year 2013 Results

Landec FY 2013 Revenues Increase 39% to a Record $441.7 Million and EPS to $0.85

MENLO PARK, CA – July 31, 2013 -- Landec Corporation (Nasdaq: LNDC), today reported results for the fourth quarter and fiscal year 2013. Revenues for the fourth quarter of fiscal year 2013 increased 30% to $107.1 million compared to revenues of $82.6 million for the fourth quarter of fiscal year 2012. Net income increased to $4.5 million or $0.17 per diluted share compared to net income of $2.8 million or $0.11 per diluted share for the fourth quarter of fiscal year 2012. Revenues for fiscal year 2013 increased 39% to $441.7 million compared to revenues of $317.6 million for fiscal year 2012. Net income for fiscal year 2013 was $22.6 million or $0.85 per diluted share compared to net income of $12.7 million or $0.49 per diluted share for fiscal year 2012.

Gary Steele, Landec’s Chairman and CEO, commented, “We had a good fourth quarter and an outstanding fiscal year. Operating highlights for the fourth quarter and fiscal year included: (1) growing Lifecore’s revenues 20% during both periods and growing pre-tax net income before intercompany charges by 135% and 23%, respectively, (2) increasing revenues in our non-GreenLine Apio food business by 20% and 15%, respectively, (3) increasing Apio’s export revenues by 10% during fiscal year 2013, (4) launching a family of new superfood products with significant initial nationwide demand during the year, and (5) benefiting from our partner Windset’s 64-acre expansion of hydroponic greenhouses in Santa Maria, California, that is scheduled to begin initial harvesting early this fall, several months ahead of plan. This expansion will double Windset’s capacity in California to 128 acres, or six million square feet of greenhouse operations.”

Continued Mr. Steele, “For fiscal year 2013, revenues grew 39% and net income grew 47%, before including the $3.9 million non-recurring earn-out adjustment recorded during the second quarter of fiscal year 2013. Earnings per share for fiscal year 2013 were $0.70, excluding the $3.9 million earn-out adjustment. For the quarter, revenues grew 30% and net income grew 63% compared to the fourth quarter of last year. Notably, we achieved this strong growth in both the fourth quarter and fiscal year despite significant weather-related events during the year.”

Fourth Quarter Results

The revenue growth of $24.5 million during the fourth quarter of fiscal year 2013 compared to the fourth quarter of 2012 was due to (1) a $15.7 million increase in revenues from GreenLine Holding Company (“GreenLine”), which was acquired by Apio, Inc., Landec’s specialty packaged food subsidiary, on April 23, 2012, (2) a $9.7 million increase in revenues in Apio’s non-GreenLine value-added businesses, which include the Apio fresh-cut specialty packaged vegetable business, Apio Cooling and Apio Packaging, and (3) a $1.4 million increase in revenues at Lifecore Biomedical, Inc., our biomaterials subsidiary, due to an increase in sales to existing customers. The fourth quarter growth of $9.7 million in Apio’s value-added non-GreenLine businesses was due to continuing market share gains which resulted in a 15% increase in sales volumes compared to the prior year quarter from new product offerings, new distribution gains and an overall growth in the fresh-cut vegetable category of 9.6%. These increases in revenue in the fourth quarter were partially offset by a $1.8 million decrease in revenues in Apio’s export business due to a decrease in volume sales and from a $528,000 decrease in Corporate licensing revenue.

The net income growth of $1.7 million during the fourth quarter of fiscal year 2013 compared to the fourth quarter of last year was due to (1) a $1.9 million increase in pre-tax income before intercompany charges from Apio’s non-GreenLine businesses, (2) $1.4 million of operating expenses associated with the acquisition of GreenLine that was incurred during the fourth quarter of fiscal year 2012, (3) a $700,000 increase in the fair market value of our investment in Windset compared to the increase recorded in the prior year fourth quarter, and (4) a $543,000 increase in pre-tax income before intercompany charges at Lifecore. These increases in net income in the fourth quarter were partially offset by a $2.6 million decrease in pre-tax income in Apio’s GreenLine business due to significant green bean sourcing issues during the fourth quarter compared to the year ago fourth quarter when Apio owned the GreenLine business for five weeks.

Fiscal Year Results

Revenues for fiscal year 2013 increased $124.1 million, or 39%, to a record $441.7 million compared to revenues of $317.6 million for the same period a year ago. Net income for fiscal year 2013 increased 78% to $22.6 million or $0.85 per diluted share compared to net income of $12.7 million or $0.49 per diluted share for the same period last year. Excluding the $3.9 million earn out adjustment in fiscal year 2013, net income increased 47% to $18.7 million or $0.70 per diluted share compared to fiscal year 2012.

The $124.2 million increase in revenues in fiscal year 2013 compared to fiscal year 2012 resulted primarily from: (1) an $85.8 million increase in revenues from GreenLine, (2) a $27.0 million increase in revenues in Apio’s non-GreenLine value-added businesses, (3) a $7.1 million increase in Apio’s export revenues due to favorable pricing and mix changes on flat volume sales, and (4) a $7.0 million increase in revenues at Lifecore due primarily to FDA product approvals and increased sales to existing customers. The $27.0 million fiscal year growth in Apio’s non-GreenLine value-added businesses was due to continuing market share gains which resulted in a year-over-year 15% increase in our sales volumes from new product offerings, new distribution gains and an overall growth in the fresh-cut vegetable category of 10.6%. These increases in revenues were partially offset by a $2.8 million decrease in Corporate revenues primarily due to the termination of the Monsanto license agreement at the end of the second quarter of fiscal year 2012.

Net income for fiscal year 2013 increased $9.9 million, or 78% compared to fiscal year 2012, primarily due to a $10.8 million increase in Apio’s pre-tax income before intercompany charges and a $1.7 million increase in Lifecore’s pre-tax income before intercompany charges as a result of increased revenues. The $10.8 million increase in Apio’s pre-tax income was comprised of: (1) a $6.1 million increase in pre-tax income from GreenLine, (2) a $2.3 million increase in the fair market value of our Windset investment compared to the increase in Windset’s fair market value during fiscal year 2012 and (3) a $3.9 million non-recurring reversal of the GreenLine earn-out liability at the end of the second quarter. These increases in Apio’s pre-tax income were partially offset by $1.7 million of interest expense associated with the debt incurred to fund the acquisition of GreenLine. The $12.5 million net increase in the pre-tax income for Apio and Lifecore was partially offset by a $2.3 million increase in income tax expense and a $342,000 increase in the net pre-tax loss at Corporate.

Landec ended fiscal year 2013 with $15.3 million in cash and marketable securities. During fiscal year 2013, cash and marketable securities decreased by $6.9 million due primarily to (1) capital expenditures of $8.9 million for property, plant and equipment, (2) principal debt payments of $14.7 million and (3) the full earn-out payment of $10.0 million related to the acquisition of Lifecore. These decreases were partially offset by (1) $21.2 million in cash flow from operations, (2) the annual cash dividend from Windset of $1.1 million, (3) a $1.3 million tax benefit from stock based compensation, and (4) $3.4 million in cash from employees exercising stock options. At May 26, 2013, the Company had approximately $22 million available to borrow under its lines of credit. Working capital at fiscal year end 2013 was $34.9 million, a 141% increase compared to $14.5 million at the end of fiscal year 2012.

Management Comments and Guidance for Fiscal Year 2014

“As reflected in our financial results, we had a very good fiscal year 2013 and we anticipate continued growth in fiscal year 2014. For fiscal year 2014, we plan to grow revenues in our core Apio value added business by approximately 10% and at Lifecore by approximately 10% to 15%. However, we are projecting that revenues in Apio’s export business will decrease by approximately 10% due to new import quotas enacted by Indonesia while earnings from Indonesia exports should remain approximately the same as the more restricted exports to Indonesia are expected to have higher margins. For fiscal year 2014, we are projecting overall corporate revenues to increase approximately 6% and net income to grow by approximately 20% compared to fiscal year 2013, after excluding the $3.9 million earn out adjustment. Landec’s strategy, as evidenced by the growth in revenues, gross profit and net income during fiscal year 2013, is to focus on our core food and biomedical businesses by leveraging our patented food packaging technology, proprietary fermentation and aseptic filling processes and strong channels of distribution to drive growth across our businesses. Going forward, our goals, beginning in fiscal year 2014, are to continue growing by generating average annual revenue growth of 10% and average annual net income growth of 20% over a five year period with some years being below these goals and other years above these goals,” said Mr. Steele.

Ron Midyett, Apio’s CEO stated, “The acquisition of GreenLine and our investment in Windset have significantly contributed to the year-over-year growth in both revenues and pre-tax income for Apio overall of 43% and 54%, respectively. In addition, our non-GreenLine value-added businesses realized very good growth as a result of new product introductions, increased sales to existing customers and the addition of new customers. Our Cal-Ex export business also had a very good year achieving record revenues and pre-tax income during fiscal year 2013. Growth in fiscal year 2014 is going to be driven by new product introductions which have already begun.”

Larry Hiebert, Lifecore’s President, said, “Lifecore had a very strong fiscal year 2013 by growing revenues 20% and pre-tax net income by 23%. We are currently working with partners in developing new products for commercialization. These products are in later stages of FDA regulatory approval, and if approved, these new products could become meaningful contributors to both our top and bottom line in later years beyond fiscal year 2014. In addition, we expect to generate additional incremental revenues and profits in fiscal year 2014 from customer products approved by the FDA in fiscal year 2013. For fiscal year 2014, we project that Lifecore revenues will grow approximately 10% to 15% and pre-tax net income will grow approximately 20%.”

Landec Fourth Quarter 2013 Earnings Conference Call

The Company will hold a conference call at 8:00 a.m. Pacific Time on Thursday, August 1, 2013 during which senior management of Landec will present an overview of results for the fourth quarter and fiscal year 2013. Interested parties have the opportunity to listen to the conference call live via the Internet at www.landec.com/earningscall. A replay of the webcast will be available for 30 days. Additionally, investors can listen to the call by dialing (866) 206-7202 or (703) 639-1112 at least 5 minutes prior to the start. A replay of the call will be available through Thursday, August 8, 2013 by calling (888) 266-2081 or (703) 925-2533, code #1617672.

Landec Corporation is a materials science company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America, based on combining Landec’s proprietary food packaging technology and the strength of two major national brands, Eat Smart® and GreenLine®, with the capabilities of a large national food supplier, processor and distributor. Through its subsidiary, Lifecore Biomedical, Landec is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. In addition, Landec will periodically work with market-leading companies to develop and commercialize differentiated polymer-based products. For more information about the Company, visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, the ability to integrate GreenLine’s operations into the Company, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 27, 2012 (See item 1A: Risk Factors) which may be updated in Part II. Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

--Tables and Q&A to Follow--

Landec Corporation

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	May 26, 2013	May 27, 2012
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$15,263	$22,177
Accounts receivable, net	36,743	32,274
Income taxes receivable	5,103	47
Inventories, net	24,113	22,011
Deferred taxes	1,582	2,076
Prepaid expenses and other current assets	2,856	2,578
Total Current Assets	85,660	81,163

Investments in non-public companies	30,393	22,293
Property and equipment, net	65,811	63,495
Intangible assets, net	107,654	108,605
Other assets	1,424	2,136
Total Assets	$290,942	$277,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$32,256	$23,420
Accrued compensation	4,984	5,782
Other accrued liabilities	2,332	18,642
Deferred revenue	1,248	162
Lines of credit	4,000	11,666
Current portion of long-term debt	5,933	7,012
Total Current Liabilities	50,753	66,684

Long-term debt	34,372	40,305
Deferred taxes	24,054	18,037
Other non current liabilities	1,349	1,108

Stockholders' Equity
Common stock	26	26
Additional paid-in capital	126,258	119,894
Retained earnings	52,409	29,822
Total stockholders' equity	178,693	149,742
Non-controlling interest	1,721	1,816
Total Equity	180,414	151,558
Total Liabilities and Shareholders’ Equity	$290,942	$277,692

Landec Corporation

Consolidated CONDENSED Statements of INCOME

(In thousands, except per-share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	May 26,	May 27,	May 26,	May 27,
	2013	2012	2013	2012
Revenues:
Product sales	$106,597	$81,809	$439,574	$314,414
Services revenues	516	808	2,134	3,138
Total revenues	107,113	82,617	441,708	317,552

Cost of revenue:
Cost of product sales	93,617	67,263	377,078	262,859
Cost of services revenues	466	648	1,870	2,555
Total cost of revenue	94,083	67,911	378,948	265,414

Gross profit	13,030	14,706	62,760	52,138

Operating costs and expenses:
Research and development	2,652	2,483	9,294	9,625
Selling, general and administrative	6,265	7,343	32,531	26,515
Other operating expenses	—	1,421	(3,933)	1,421
Total operating costs and expenses	8,917	11,247	37,892	37,561
Operating income	4,113	3,459	24,868	14,577

Dividend income	281	281	1,125	1,125
Interest income	75	(39)	179	180
Interest expense	(482)	(437)	(2,008)	(929)
Other income	1,812	736	8,100	5,331
Net income before taxes	5,799	4,000	32,264	20,284
Income tax expense	(1,214)	(1,107)	(9,452)	(7,185)
Consolidated net income	4,585	2,893	22,812	13,099
Non controlling interest	(66)	(114)	(225)	(403)
Net income	$4,519	$2,779	$22,587	$12,696

Diluted net income per share	$0.17	$0.11	$0.85	$0.49

Shares used in diluted per share computations	26,929	25,928	26,626	26,126

LANDEC CORPORATION

FISCAL YEAR ENDED MAY 26, 2013

QUESTIONS AND ANSWERS

1)	What are the Company’s expectations long-term and for fiscal year 2014??

Our goal over the next five years beginning with fiscal year 2014 is to generate average annual revenue growth of 10% and average annual net income growth of 20%. In some years, we may fall above or below these goals.

For fiscal year 2014, we are projecting that the revenues from Apio’s value-added business will grow approximately 10% compared to fiscal year 2013 and that Lifecore’s revenues will grow approximately 10% to 15%. However, we are projecting that revenues in Apio’s export business will decrease approximately 10%. We are projecting overall corporate revenues to increase approximately 6% and overall net income to grow approximately 20% compared to fiscal year 2013, after excluding the $3.9 million earn-out adjustment.. The estimated range of revenue and net income growth is as follows (in millions):

Revenues as reported in fiscal year 2013	$442
Increases in revenue in FY 2014:
Value-added, including GreenLine (a)	27-34
Lifecore	4-6
Decreases in revenue in FY 2014:
Apio export (b)	(8-10)
Corporate (c)	(1)
Projected revenue range for FY 2014	$464-471

Net income reported in fiscal year 2013, excluding earn-out adj.	$18.7
Increases in pre-tax income in FY 2014:
Value-added, including GreenLine	3.5-4.4
Lifecore	1.8-2.0
Windset (d)	2.8-3.2
Decreases in net income in FY 2014:
Corporate, pre-tax	(1.0)
Increase in income tax expense (e)	(3.8-4.2)
Projected net income range for FY 2014	$22.0-23.1

(a)	Projections assume no significant produce sourcing issues during fiscal year 2014 and include contingencies for adverse weather events. Value-added also includes Apio Cooling and Apio Packaging.

(b)	Projected decrease is due to the exceptional year Apio’s export business experienced in fiscal year 2013 and due to import quotas being enacted by Indonesia, our largest export country for fruit.

(c)	Projected decrease in Corporate revenue and pre-tax income is primarily due to the completion of the R&D agreement with Nitta Corporation during fiscal year 2013.

(d)

Projections assume that the fair market value increase in our investment in Windset will be 35% to 40% higher than the $8.1 million change in fiscal year 2013 due to the start up of the new Santa Maria, California, expansion. Dividend income will be the same, at $1.1 million.

(e)	Projected increase due to higher pre-tax income and an increase in our effective tax rate to 37% from 33.6% in fiscal year 2013 after excluding the tax free earn-out adjustment.

2)	What are the revenues and net income projections by quarter and what are the projected capital expenditures and the depreciation/amortization expense for fiscal year 2014?

Revenues are projected to have some variation between quarters with the second and third quarters being close to the same and the first and fourth quarters being lower than the second and third quarters by approximately 10% to 15%.

Net income by quarter is projected to vary significantly between quarters. We are projecting that net income per quarter as a percent of the projected net income for all of fiscal year 2014 will be approximately 29%, 21%, 31% and 19%, respectively.

Cash flow from operations is projected to be approximately $30 million to $35 million, an increase of 50% to 75% compared to fiscal year 2013. Capital expenditures are projected to be approximately $13.0 to $15.0 million. The increase from the $8.9 million of capital expenditures during fiscal year 2013 is primarily due to capacity expansion at Apio and Lifecore to meet current and future demand. The depreciation and amortization expense is projected to be approximately $8.6 million in fiscal year 2014, compared to $7.3 million in fiscal year 2013.

3)	Why is the gross profit as a percentage of revenue (gross margin) down for both the quarter and the year compared to the same periods last year?

During the fourth quarter of fiscal year 2013, Apio’s GreenLine business experienced significant shortages of green beans as a result of weather-related sourcing issues in Florida in March and April. These issues resulted in green bean sourcing costs that exceeded our expectations by approximately $3.5 million and reduced Apio’s gross margin by 400 basis points in the fourth quarter. For all of fiscal year 2013, while green bean sourcing costs met expectations, the Company experienced significant sourcing issues for non-green bean produce items during the second quarter but more significantly during the third quarter. Weather-related sourcing issues in California for non-green bean produce resulted in sourcing costs that exceeded our expectations by approximately $5.0 million for all of fiscal year 2013. This reduced Apio’s overall gross margin for the year by approximately 130 basis points.

In addition, due to incremental growth at Lifecore coming largely from its aseptic filling business which realizes lower margins than other segments of the business, Lifecore’s gross margin for the year was 46% compared to 52% last year. By expanding Lifecore’s facilities to include additional aseptic filling capabilities, Lifecore will be able to provide more value to existing and new customers and will be well positioned to move up the value-added chain for supplying HA injectable products as well as non-HA products.

For fiscal year 2014, we are projecting that the gross margin in Apio’s value-added business will increase based on the expectation of a normal annual produce sourcing year and we expect Lifecore margins to be approximately the same as fiscal year 2013.

4)	Why did the tax rate decrease in the fourth quarter?

The rate was impacted by both fourth quarter events and adjusting our tax expense based on finalizing several previously estimated tax positions, mainly related to state income taxes. In summary, the following items resulted in reducing our taxes for the quarter and thus for the year:

a.	We filed our state income tax returns during the quarter and were able to identify additional state tax savings as a result of the incorporation of GreenLine activities, and
b.	We had a significant amount of employee option exercises during the quarter which resulted in a significant tax deduction for the Company.

The decrease in our income tax expense during the fourth quarter of fiscal year 2013 has resulted in the Company over paying its tax liabilities by $5.1 million in fiscal year 2013 which will be credited to income taxes due in fiscal year 2014, thus reducing our cash outlay for income taxes by that amount.

5)	How is your new vegetable salad product line progressing? Are you still unable to fully meet demand for your Sweet Kale Salad (“SKS”)?

As a result of the huge success of the SKS product, we are introducing several new products to our vegetable salad line this year starting with a Ginger Bok Choy (GBC) salad which we introduced earlier this month. SKS currently can be found in most Costco stores throughout the U.S. and Canada. Now that our additional new salad processing line is up and running, we are adding new retail customers, and we expect to fully meet demand for all of our salad products for the foreseeable future.

6)	Is the fresh-cut produce category continuing to grow?

For the twelve months ended May 2013, the fresh-cut produce category grew by 10.6% according to A.C. Nielsen, compared to Apio’s non-GreenLine value-added sales volume growth of 15% for the same period. We continue to take market share.

7)	How is the cross selling of products between GreenLine and Apio progressing?

After a pause as a result of the shortages of produce during the winter months and early spring, we have resumed our cross selling efforts now that our new integrated ERP system allows us to offer “one stop shopping” to our customers. We expect the new system capabilities to lead to new sales of Eat Smart® products to GreenLine customers and new sales of GreenLine® products to Eat Smart customers. We have recently added several new food customers as part of our cross selling effort, however, this continuing effort will take some time since most opportunities are based on contracts expiring or coming up for bid.

8)	During your last conference call you mentioned that you might walk away from some food business due to pricing pressures. Has that happened?

Yes. We have lost some business as a result of pricing pressures which would have resulted in unacceptable margins. We are also losing some business starting this fall due to a change in ownership of one of our customers. The annual impact of this lost business represents less than 3% of our total revenues which we expect will be more than surpassed by revenues from our new product introductions and the addition of new customers.

9)	What is the status of Windset’s new Santa Maria, California operation?

Windset has been in full production with its first 64 acres of greenhouses in Santa Maria since December of 2011 with different varieties of tomatoes. Production performance has exceeded Windset’s original expectations. Late last calendar year, Windset started the construction on the next 64 acres of greenhouses on their Santa Maria property adjacent to the first 64 acres. The additional 64 acres of greenhouses will utilize the same packaging and processing facilities as the first 64 acres thus reducing the overall construction costs for this expansion. This new expansion is nearly completed and the first harvest of produce is expected this fall.

During fiscal year 2013, we recognized a total of $9.2 million in pre-tax income from our investment in Windset which included $8.1 million from our portion of the increase in Windset’s fair market value and $1.1 million of dividend income from our Windset preferred stock.

Since February 15, 2011, the date of our original $15 million investment in Windset, we have recognized $17.2 million of pre-tax income. We are very pleased with our 20% ownership and investment in Windset and with the future prospects for Windset.

10)	What new products and/or programs other than Apio’s vegetable salad line does the Company plan to introduce during fiscal year 2014?

In addition to the SKS and GBC salads, Apio plans to launch additional salads to take advantage of a number of upward trends in specific nutrient-dense superfood items. There are also several additional, innovative value-added vegetable products we plan to launch over the next twelve months.

Later this fiscal year, we expect our partner Windset to launch new BreatheWay® packaged products for cucumbers and peppers, as our testing has demonstrated a significant increase in shelf life for these products using Landec’s technology. We are also working with new partners toward the commercialization of our BreatheWay technology for three high volume fruit items.

At Lifecore, we plan to expand product offerings to our customers as a result of the recent clearance by the FDA of several of our new products. Commercial shipments have begun for all of these products, and Lifecore expects to generate incremental revenues and profits from these recently approved products in fiscal year 2014. In addition, Lifecore is currently working with two new partners in developing new products for commercialization, both of which are in Phase III clinical studies.

11)	What are the biggest risks to your fiscal year 2014 guidance?

In a nutshell, weather. Recent weather patterns in North America appear to be abnormal which can directly affect our ability to source produce at forecasted prices for our value-added business. In addition, adverse weather can affect our ability to source high quality produce from growers in sufficient quantities. Starting in fiscal year 2014, we have already experienced heavy rains on the East Coast and recently there was a severe heat wave from the Midwest to the East Coast. It should be pointed out that we build into our projections what we believe are reasonable contingencies for weather incidents, but actual conditions can vary from our estimates.

12)	Are you still considering new investments or acquisition initiatives?

In the short term, we are going to focus on continuing to integrate GreenLine and on executing our operational strategies while continuing to look for opportunities that can accelerate growth in our core businesses of food and biomaterials, and that have the potential for immediately increasing our revenues and net income.

13)	What are Landec’s top priorities for the next 12 to 24 months?

Our top priorities are as follows: (1) expanding capacity at Apio and Lifecore in order to meet current and future demand, (2) continuing to integrate GreenLine into Apio’s operations, (3) growing Apio’s business by launching new products and gaining new customers through cross-selling opportunities utilizing our two leading fresh-cut produce brands, Eat Smart and GreenLine, while improving Apio’s margins and (4) growing Lifecore’s business by expanding services and products with existing customers, as well as utilizing our manufacturing capabilities to expand into new funded product development partnerships.

14)	How do the pre-tax results by line of business for the three and twelve months ended May 26, 2013 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

Revenues:	Three months ended 5/26/13	Three months ended 5/27/12	Twelve months ended 5/26/13	Twelve months ended 5/27/12
Apio Value-Added (a)	$86,516	$61,070	$320,447	$207,582
Apio Export	11,714	13,513	78,568	71,485
Total Apio	98,230	74,583	399,015	279,067
Lifecore	8,238	6,861	41,281	34,283
Corporate (b)	645	1,173	1,412	4,202
Total Revenues	107,113	82,617	441,708	317,552

Gross Profit:
Apio Value-Added	8,186	9,169	37,077	25,237
Apio Export	867	1,167	5,274	4,900
Total Apio	9,053	10,336	42,351	30,137
Lifecore	3,377	3,392	19,102	17,994
Corporate	600	978	1,307	4,007
Total Gross Profit	13,030	14,706	62,760	52,138

R&D:
Apio	250	315	1,088	1,106
Lifecore	1,305	1,196	4,930	4,671
Corporate	1,097	972	3,276	3,848
Total R&D	2,652	2,483	9,294	9,625

S,G&A (c):
Apio	4,608	4,018	21,976	14,776
Lifecore	1,107	1,140	4,595	4,521
Corporate	550	2,185	5,960	7,218
Total S,G&A	6,265	7,343	32,531	26,515

Other (d):
Apio	1,640	218	11,267	5,541
Lifecore	(20)	(654)	(163)	(1,130)
Corporate	(1,214)	(1,665)	(9,452)	(7,713)
Total Other	406	(2,101)	1,652	(3,302)

Net Income (Loss):
Apio	5,835	6,221	30,554	19,796
Lifecore	945	402	9,414	7,672
Corporate	(2,261)	(3,844)	(17,381)	(14,772)
Net Income (Loss)	$4,519	$2,779	$22,587	$12,696

a)	Apio’s Value-Added business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.
b)	Included in Corporate are the non-Apio and Lifecore license and R&D fee revenues and gross profit.
c)	Included in S,G&A are other operating expenses.
d)	Included in Other is other operating income/(expense), net interest income/(expense), dividend income, change in the FMV of Windset, non-operating income/(expense) and income tax expense.